Exhibit 10

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made 21st, 2008, between Teltronics, Inc., a Delaware corporation with is principal office at _____________________ ("Seller") and John Mitchell, an individual residing at 10019 Laurel Valley Ave Cir., Bradenton, Florida 34202 and Chris R. Fickey, an individual residing at 9007 60th Avenue E., Bradenton, Florida 34202 (each individual referred to as “Buyer” and collectively as “Buyers”).

RECITALS

WHEREAS as an inducement for Seller to transfer all of its ownership interest in Teltronics Direct, Inc. (the “Company”) to Buyers, Buyers agree to purchase all of Seller’s ownership interest in the Company, continue to operate the Corporate business in the normal course under a new company name (excluding any reference or use of “Teltronics” in such new name) and faithfully and completely abide by and perform each of Buyers’ covenants and obligations set forth in this Agreement; and

WHEREAS, the Seller desires to complete the transfer of all of its ownership interest in the Company to Buyers upon the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is agreed as follows:

AGREEMENT

1.    Sale and Purchase. (a) Seller hereby sells, conveys, transfers and delivers to the Buyers without recourse and the Buyers purchase and accept from Seller a total of eighty five (85) shares of the Company’s Common Stock par value of $1.00 per share (the “Stock”) which represents all of Seller’s ownership interest in the Company.

2.    Purchase Price. Buyers shall pay Eighty-Seven Thousand Eight Hundred Thirty-Seven and 61/100 ($87,837.61) in U.S. Dollars (the “Purchase Price”) to the Seller in accordance with the terms of a Promissory Note which shall be executed by each Buyer concurrently with the execution of this Agreement.  Buyers’ payment of the Purchase Price shall be secured pursuant to (i)the terms of the Stock Pledge Agreement which shall be executed by the parties concurrently with the execution of this Agreement and (ii) the terms of Guaranty and Security Agreement which the Buyers shall cause the Company to execute concurrently with the execution of this Agreement..

The Purchase Price is based upon the inventory transfer price set for in Exhibit 1 and the intercompany debt set forth in Exhibit 2 hereto.

    3.    Deliveries.

          (a)    Seller has delivered to Buyers the following:

(1)    Stock Certificates. Certificates representing all of the Stock, endorsed to the Buyers, which shall transfer to the Buyers title to such Stock.   The Buyers agree that delivery of the Stock shall be made to and held by the Seller under the Stock Pledge Agreement (“Stock Pledge Agreement”) until Seller receives payment in full of the outstanding principal of the Stock Purchase Price and any interest then accrued pursuant to the Promissory Note.

             (2)    Resignations. Written resignations of officers and directors of the Company who are employed by Seller

(b)   Buyers shall deliver to Seller the Purchase Price pursuant the Promissory Note executed and delivered by Buyers to Seller on the date first set forth above.

    4.    Buyers’ Grant of First Right of Approval to Seller.

(a)    For a period of the five (5) years from the date first set forth above, neither Buyer may sell, assign, pledge, encumber, give, devise or otherwise dispose of any interest in any Company stock, whether voluntarily, by operation of law or otherwise to or for the benefit of any entity or individual including the Company (a Transfer), unless he or it has first complied with all applicable provisions of this paragraph 4.

(b)    Offer Notice . At least 45 days prior to making any Transfer, the Buyer(s) proposing to make a Transfer (the Transferring Buyer) shall deliver a written notice (the Offer Notice) to Seller. The Offer Notice shall disclose in reasonable detail the identity of the prospective transferee(s), the number of shares of the stock to be transferred (the Offered Stock), the consideration offered, and the proposed terms and conditions of the Transfer; provided, that if the consideration being offered to the Transferring Buyer consists in whole or in part of something other than U.S. dollars, then the notice shall also contain a good faith estimate of the value of the consideration in U.S. dollars and an explanation of the manner in which the estimate was made.

(c)    Option. Seller may elect to purchase all or any portion of the Offered Stock at the price per share and on the terms specified in the Offer Notice by delivering written notice of Seller’s election to the Transferring Buyer within thirty (30) days after the delivery of the Offer Notice.

(d)    If Seller has elected to purchase all or any portion of the Offered Stock from the Transferring Buyer, the transfer will be consummated as soon as practicable after the delivery of the election notices, but in any event within thirty (30) days after the identity of the transferees has been determined (the Election Period).

(e)    If Seller has not elected to purchase all of the Offered Stock on or before the end of the Election Period, the Transferring Buyer may, within ninety (90) days after the expiration of the Election Period, transfer the remaining Offered Stock to the transferee(s) specified in the Offer Notice at a price not less than the price per share specified in the Offer Notice and on terms no less favorable to the Transferring Buyer in any material respect than the terms specified in the Offer Notice. If the Transferring Buyer does not transfer all of such Offered Stock to the transferee(s) specified in the Offer Notice within such ninety (90) day period, the Transferring Buyer may not transfer any such Offered Stock without first having complied with all applicable provisions of this Agreement.

(f)    At Seller’s sole discretion, the certificates of Stock to be delivered hereunder shall include the legend set forth below.  Further, Buyers shall promptly at the request of Seller, which request may be made at any time, submit the certificates for all of other shares of Company stock owned by them to the Seller for endorsement on the face of each certificate of such legend:

Any sale, assignment, transfer, pledge or other disposition of the shares of the stock represented by this certificate is restricted by, and subject to, the terms and provisions of a Stock Purchase Agreement, dated _____________, 2008 a copy of which is on file with the Secretary of the Company.

5.    Other Documents.  (a) Simultaneously with execution of this Agreement, Seller and/or Buyers have executed and delivered the following documents;

          (1)    Promissory Note.  The Promissory Note pursuant to section 2 herein.

             (2)    Termination of Shareholder Agreement. A termination of the Shareholder Agreement among Company, Seller and Buyer dated January, 2008.

  (3)    Stock Pledge Agreement. The Stock Pledge Agreement.

  (4)    Amendment to Articles of Incorporation. Documents to change the Company’s name to be filed by Seller with the State of Florida, Division of Corporations.
  (5)    Termination of Administrative Services Agreement.  A termination of the Administrative Services Agreement between Seller and Company dated January, 2008.

  (6)    Distribution Agreement.  Distribution agreement for Company’s purchase and resale of Seller’s product and services.

  (7)    Support Agreement. Support Agreement for Company’s purchase of Seller’s second-level support to facilitate Company’s fulfillment of Company’s Warranty and Support Obligations.

  (8)    Restrictive Covenants and Confidentiality.  Buyers have executed and delivered with this Agreement Non-Solicitation and Confidentiality Agreements.

  (9)    General Release.  Buyers have executed and delivered to Seller General Releases.

        (b) Simultaneously with execution of this Agreement, Buyers have caused the Company to execute and deliver the following documents to Seller:

  (1)    Guaranty and Security Agreement by Company for John Mitchell

  (2)    Guaranty and Security Agreement by Company for Chris R. Fickey

6.    Representation by Buyers.  Buyers represent and warrant to the Seller as follows:

         (a)    They are acquiring the Stock for their own account as principal, for investment and not with a view to resale or distribution of all or any part of such Stock.
   (b)    They have sufficient knowledge and expertise in financial and business matters to evaluate the merits and risks of this investment, that  they have had an opportunity to review the books and records of account of the Company, and to ask questions of, and receive answers from, appropriate representatives of the Company and the Company's operations, capitalization and bank financing, and to obtain such additional information as they deem necessary to make a fully informed decision as to  purchase of the Stock.

   (c)    They recognize that this investment involves a high degree of risk.   They have taken full cognizance of, and understand such risk fully.

   (d)    They fully understand and agree that they must bear the economic risk of their purchase for an indefinite period of time because, among other reasons, the Stock has not been registered under the Securities Act of 1933 (the "Act"), and, therefore, cannot be sold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Act or an exemption from such registration is available.

    (e)    They understand that no Federal or State agency has passed upon the  Stock or made any finding or determination as to the fairness of their investment.

    (f)    They are aware that they may not be able to sell or dispose of the Stock and that they must not purchase the Stock, unless they are able to bear the economic risks of their investment for an indefinite period of time.  They understand that their right to transfer the Stock will be restricted as set forth by Federal and State Securities Laws; that such laws impose strict limitations upon such transfer; and that the Seller is under no obligation to register the Stock in connection with the subsequent transfer thereof by them or to aid them in obtaining any exemption from such registration.

    (g)    They acknowledge that the certificates representing the Stock shall contain a legend on the face thereof restricting transfer of the Stock as described above.

7.           Reserved

8.    Organization, Management and Control of the Company

(a)    Buyers acknowledge that due to the low volume of sales revenue throughout 2008, the management of the Company elected to terminate the Company work force and in connection with such employee terminations, entered into separation and release agreements (“Separation Agreements”) with all such employees which obligate the Company to make lump sum separation payments to such employee in exchange for their releases of Company from any and all claims of liability arising from such employment terminations.  Buyers shall cause the Company to fulfill all separation payments due and owing to each former employee pursuant to the terms and conditions of his or her Separation Agreement notwithstanding the fact the Company may elect to re-hire such former employee and Buyers agree to cause the Company to not condition the re-hire of any such former employee on his or her repayment, forfeiture or waiver of any such separation payments.

(b)    Seller agrees to license to Buyers and Buyers agree to license from Seller certain office space (Licensed Space), the size and location of which shall be determined and subject to change by Seller at its sole discretion within Seller’s facility in Sarasota Florida through August 31, 2008 rent free.  Buyers agree to occupy and use the Licensed Space solely for the purpose of conducting the general operation of the Company’s business and to vacate the Licensed Space prior to September 1, 2008.  Buyers agree to be responsible for all costs and expenses associated with their occupancy and use of such Licensed Space and expressly agree that occupancy or use of the Licensed Space by Buyers shall not constitute any leasehold interest.

(c)    Buyers shall cause the Company to manage and operate its business in the ordinary and usual course including the distribution of Seller’s Cerato SE, ME, and Vision IP products and services in the State of Florida, pursuant to the terms of Seller’s non exclusive distribution agreement for a period of 1 year and at Seller’s then current commercial prices and credit terms.

(d)    Buyers shall cause the Company to fulfill (i) any proposals listed in Exhibit 3 for the distribution and support of Seller products issued by the Company, which proposals continue to be in effect on or after the date first set forth above; and (ii) any Company Warranty and Support for all Seller Products sold by Company. Company Warranty and Support Obligations existing as of the the date first set forth above are listed in Exhibit 4.

(e)    A list of Company customers is set forth in Exhibit 5 to this Agreement.

9.    Indemnification.

(a)   (1)    Buyers, jointly and severally, hereby covenant and agree to defend, indemnify and hold harmless Seller, its shareholders, officers, directors, agents and employees, from and against any and all losses, costs, expenses, liabilities, claims, demands, judgments and settlements of every nature that are incurred by any and all of them, including without limitation the cost of defense thereof and reasonable attorney fees, accountant fees and witness fees incurred which arise out of (a) the breach, or if the subject of a third-party claim, alleged breach, by Buyers of any agreement  pursuant to this Agreement, (b) the non-performance, or if the subject of a third-party claim, alleged non-performance, partial or total, of any covenant made by Buyers pursuant to this Agreement, (c) all liabilities, or if the subject of a third-party claim, alleged liabilities, of Buyers arising by reason of actions taken (or not taken) by Buyers (d) the operation of the Company prior to, on and after the date of this Agreement;  and or (e) any claim by any former employee or employee of Company, resulting from any act, obligation, or omission occurring prior to, on or after the date of this Agreement in connection with any such former employee’s or employee’s employment, termination or separation therefrom, or terms of such employment, including any employment agreement, or employee benefit or any state, federal or local statute, regulation, public policy, contract or tort principle in any way governing or regulating any such former employee's or employee’s employment, terms of employment, including any employment agreement, or termination by Company. The above stated indemnification obligations shall not include any costs or damages caused by the negligence of Seller.

(2)    Method of Asserting Claims. (a) If any person or entity who or which is entitled to seek indemnification under subparagraph (a)(1)(an Indemnified Party ) receives notice of the assertion or commencement of any third-party claim against such Indemnified Party with respect to which the person or entity against whom or which such indemnification is being sought (an Indemnifying Party ) is obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) days after receipt of written notice of a third-party claim. The notice by the Indemnified Party will describe the third-party claim in reasonable detail and will include copies of all available material written evidence thereof. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnified Party, to assume, the defense of any third-party claim at the Indemnifying Party’s own expense and by the Indemnifying Party’s own counsel (reasonably satisfactory to the Indemnified Party) and the Indemnified Party will cooperate in good faith in that defense.

If, within ten (10) days after giving notice of a third-party claim to an Indemnifying Party pursuant to subparagraph (a)(1), an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of the third-party claim as provided in the last sentence of subparagraph (a)(2), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the third-party claim within ten (10) days after receiving written notice from the Indemnified Party that the Indemnified Party reasonably believes the Indemnifying Party has failed to take those steps, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs and expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any third-party claim which would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or which does not include an unconditional release of all Indemnified Parties. If a firm offer is made to settle a third-party claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to that firm offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to that firm offer within ten (10) days after its receipt of the notice, the Indemnified Party may continue to contest or defend the third-party claim and, in such event, the maximum liability of the Indemnifying Party as to the third-party claim will not exceed the amount of that firm offer. The Indemnified Party will provide the Indemnifying Party with reasonable access during normal business hours to books, records and employees of the Indemnified Party necessary in connection with the Indemnifying Party’s defense of any third-party claim which is the subject of a claim for indemnification by an Indemnified Party hereunder.

(3)    Any claim by an Indemnified Party on account of damages which does not result from a third-party claim (a Direct Claim) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) days after the Indemnified Party becomes aware of the Direct Claim. That notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of ten (10) days within which to respond in writing to the Direct Claim. If the Indemnifying Party does not so respond within such ten (10) day period, the Indemnifying Party will be deemed to have accepted the accuracy of the information set forth in that claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(4)    A failure to give timely notice or to include any specified information in any notice as provided in subparagraphs (a)(1), (2) or (3), will not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of that failure, any party which was entitled to receive that notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of that failure.

(b)    Buyers hereby acknowledge and agree that the indemnification provisions under this paragraph 9 are in addition to and do not waive, amend or modify the indemnification obligations of Buyer under Article VIII of the Asset Purchase Agreement dated December 19, 2007

10.    Notices. All notices, requests, demands, and other communications which are required or may be given under this Agreement shall be in writing, unless otherwise specified in this

Agreement, and shall be deemed to have been duly given if delivered personally or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Seller, to:
Teltronics, Inc.
2150 Whitfield Industrial Way
Sarasota, Florida 34243
Attention:  Ewen Cameron, President

With a copy to:
Blair & Roach, LLP
2645 Sheridan Drive
Tonawanda, New York 14150
Attention:  John N. Blair, Esq.

If to Buyer (John Mitchell), to:
John Mitchell
10019 Laurel Valley Ave Cir.
Bradenton, Florida 34202

Esq.

If to Buyer (Chris R. Fickey), to:
Chris R. Fickey
9007 60th Avenue E.
Bradenton, Florida 34202

or to such other addresses any party shall have specified by notice in writing to the other.

11.    Effectively Date for Accounting and Tax purposes.  Buyers and Seller agree that for purposed of accounting and tax purposes, this Agreement is effective July 31, 2008

12.    Expenses. Seller and Buyers shall pay their, its or his own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

13.    Contents of Agreement; Parties in Interest.  This Agreement, together with all Exhibits atttached hereto and the documents referenced herein, sets forth the entire understanding of the parties with respect to the transactions contemplated hereby. This Agreement may not be amended or modified except by written instrument duly executed by all of the parties.

14.    Assignment and Binding Effect .. This Agreement may not be assigned by any party without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of each party.

15.    Waiver . Each party at any time may only waive any term or provision of this

Agreement to the benefit of which it is entitled, by a duly executed written instrument.

16.    Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and in accordance with the law of the State of Florida.

17.    Taxes.  As of July 31, 2008 the Company is not in default in the filing of any Tax Return relating or pertaining to income, gross receipts, stamp, occupation, sales or use taxes incurred in connection with the operation of the Company’s business.

Any taxes in the nature of sales or transfer tax and any stock transfer tax, payable on the sale or transfer of all or any portion of the Stock or the consummation of any other transaction contemplated hereby shall be paid by Buyers. Buyers will fully indemnify and hold harmless the Teltronics for any such taxes, interest and penalties.

18.    Headings. The paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning and interpretation of this Agreement.

19.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

20.    Company Furniture. Company furniture is listed in Exhibit 6 to this Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Teltronics, Inc. By: /s/ Ewen R. Cameron
Ewen R. Cameron President and CEO
/s/ John Mitchell
John Mitchell
/s/ Chris R. Fickey
Chris R. Fickey